Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2006 RESULTS
Reported Diluted Earnings per Share of $0.57
Same Store Sales Increase 1.8%
Cash Flow from Operations Exceeds $61.1 Million

Plano, Texas, April 24, 2006 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NNM:RCII), the nation’s largest rent-to-own operator, today announced revenues and net earnings for the quarter ended March 31, 2006.
First Quarter 2006 Results
The Company reported total revenues for the quarter ended March 31, 2006 of $607.0 million, a $5.2 million increase from $601.8 million for the same period in the prior year. This increase of 0.9% in revenues was primarily driven by a 1.8% increase in same store sales plus an increase in incremental revenues generated in new and acquired stores, offset by an overall lower average store base as a result of the Company’s previously announced store restructuring plan substantially completed in 2005 as well as stores closed due to hurricane damage.
Net earnings for the quarter ended March 31, 2006 were $40.3 million, or $0.57 per diluted share, representing an increase of 1.8% from the $0.56 per diluted share, or net earnings of $42.7 million for the same period in the prior year, when excluding the litigation reversion credit discussed below. The increase in net earnings per diluted share is primarily attributable to the increase in same store sales as well as the reduction in the number of the Company’s outstanding shares offset by increases in normal operating costs, such as utility and fuel costs, and expenses related to stock options. When including the litigation reversion credit discussed below, net earnings per diluted share for the quarter decreased 9.5% from the $0.63 per diluted share, or reported net earnings of $47.7 million for the same period in the prior year.
“Our reported first quarter earnings per share exceeded our previous guidance, primarily as a result of higher than anticipated revenue,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Our same store sales increased 1.8% for the quarter, which is primarily related to changes in our promotional activities as well as a slight increase in customer traffic,” Speese continued. “We believe that relatively stable utility and fuel costs during the quarter contributed to this slight increase in customer traffic. However, notwithstanding our better than expected first quarter results, we are not increasing our fiscal 2006 guidance at this time, due primarily to concerns regarding rising fuel prices and its potential impact on customer demand as well as our operating costs,” Speese stated.
Through the three month period ended March 31, 2006, the Company generated cash flow from operations of approximately $61.1 million, while ending the quarter with $45.9 million of cash on hand. During the three month period ended March 31, 2006, the Company repurchased 202,800 shares of its common stock for $4.7 million in cash under its common stock repurchase program and has utilized a total of $360.8 million of the $400 million authorized by its Board of Directors since the inception of the program.
Operations Highlights
During the first quarter of 2006, the Company opened 10 new rent-to-own store locations, acquired two stores as well as accounts from five additional locations, consolidated 14 stores into existing locations and sold three stores, for a net reduction of five stores since December 31, 2005. In addition, during the first quarter of 2006, the Company added financial services to 17 existing rent-to-own store locations, consolidated one store with financial services into an existing location and ended the first quarter of 2006 with a total of 56 stores providing these services.

2005 Litigation Reversion Credit
During the first quarter of 2005, the Company recorded an $8.0 million pre-tax credit associated with the settlement of the Griego/Carrillo litigation. This pre-tax credit increased diluted earnings per share in the first quarter of 2005 by $0.07.
— — —
Rent-A-Center will host a conference call to discuss the first quarter results on Tuesday morning, April 25, 2006, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,751 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 297 rent-to-own stores, eight of which operate under the trade name of “ColorTyme,” and the remaining eight of which operate under the “Rent-A-Center” name.
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make or the potential impact of acquisitions that may be completed after April 24, 2006.
SECOND QUARTER 2006 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $578 million to $586 million.

•	Store rental and fee revenues are expected to be between $523 million and $529 million.

•	Total store revenues are expected to be in the range of $569 million to $577 million.

•	Same store sales are expected to be in the flat to 1.0% range.

•	The Company expects to open 5-15 new rent-to-own store locations.

•	The Company expects to add financial services to 30-40 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.5% and 21.9% of store rental and fee revenue and cost of goods merchandise sales to be between 73% and 78% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 58.0% to 59.5% of total store revenue.

•	General and administrative expenses are expected to be between 3.6% and 3.8% of total revenue.

•	Net interest expense is expected to be approximately $12.0 million, depreciation of property assets to be approximately $13.5 million and amortization of intangibles is expected to be approximately $1.0 million.

•	The effective tax rate is expected to be approximately 37.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $0.50 to $0.54.

•	Diluted shares outstanding are estimated to be between 70.1 million and 71.1 million.

FISCAL 2006 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.338 billion and $2.368 billion.

•	Store rental and fee revenues are expected to be between $2.085 billion and $2.110 billion.

•	Total store revenues are expected to be in the range of $2.302 billion and $2.332 billion.

•	Same store sales are expected to be approximately 1%.

•	The Company expects to open 60-80 new store locations.

•	The Company expects to add financial services to 100-160 rent-to-own store locations.
Expenses
•	The Company expects cost of rental and fees to be between 21.5% and 21.9% of store rental and fee revenue and cost of goods merchandise sales to be between 70% and 75% of store merchandise sales.

•	Store salaries and other expenses are expected to be in the range of 58.0% to 59.5% of total store revenue.

•	General and administrative expenses are expected to be between 3.6% and 3.8% of total revenue.

•	Net interest expense is expected to be between $44.0 million and $49.0 million, depreciation of property assets is expected to be between $52.0 million and $57.0 million and amortization of intangibles is expected to be approximately $3.5 million.

•	The effective tax rate is expected to be approximately 37.0% of pre-tax income.

•	Diluted earnings per share are estimated to be in the range of $2.00 to $2.10.

•	Diluted shares outstanding are estimated to be between 70.0 million and 71.5 million.
     This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the Company’s ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores on favorable terms; the Company’s ability to enhance the performance of these acquired stores; the Company’s ability to control store level costs; the Company’s ability to identify and successfully market products and services that appeal to the Company’s customer demographic; the Company’s ability to identify and successfully enter into new lines of business offering products and services that appeal to the Company’s customer demographic, including the Company’s financial services products; the results of the Company’s litigation; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; the Company’s ability to enter into new and collect on the Company’s rental purchase agreements; the Company’s ability to enter into new and collect on the Company’s short term loans; economic pressures affecting the disposable income available to the Company’s targeted consumers, such as high fuel and utility costs; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; changes in the Company’s stock price and the number of shares of common stock that we may or may not repurchase; and other risks detailed from time to time in the Company’s SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(In Thousands of Dollars, except per share data)

	Three Months Ended March 31,
	2006	2005	2005
		Before	After
		Litigation	Litigation
		Reversion	Reversion

Total Revenue	$606,975	$601,809	$601,809
Operating Profit	75,484	77,992	85,992
Net Earnings	40,328	42,685	47,669	(1)
Diluted Earnings per Common Share	$0.57	$0.56	$0.63	(1)
EBITDA	$89,837	$93,552	$93,552

Reconciliation to EBITDA:

Reported earnings before income taxes	63,921	68,526	76,526
Add back:
Litigation Reversion	—	—	(8,000)
Interest expense, net	11,563	9,466	9,466
Depreciation of property assets	13,467	13,263	13,263
Amortization of intangibles	886	2,297	2,297

EBITDA	$89,837	$93,552	$93,552

(1)	Including the effects of an $8.0 million pre-tax credit associated with the litigation reversion. This pre-tax credit increased diluted earnings per share in the first quarter of 2005 by $0.07, from $0.56 per diluted earnings per share to the reported diluted earnings per share of $0.63.

Selected Balance Sheet Data: (in Thousands of Dollars)	March 31, 2006	March 31, 2005
Cash and cash equivalents	$45,884	$75,246
Prepaid expenses and other assets	40,487	37,138
Rental merchandise, net
On rent	635,154	610,103
Held for rent	157,825	181,652
Total Assets	1,982,356	1,987,301

Senior debt	367,625	347,375
Subordinated notes payable	300,000	300,000
Total Liabilities	1,115,275	1,140,472
Stockholders’ Equity	867,081	846,829

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS

(In Thousands of Dollars, except per share data)	Three Months Ended March 31,
	2006	2005
	Unaudited
Store Revenue
Rentals and Fees	$520,383	$518,622
Merchandise Sales	64,163	62,770
Installment Sales	5,851	6,584
Other	3,286	1,078

	593,683	589,054

Franchise Revenue
Franchise Merchandise Sales	12,081	11,344
Royalty Income and Fees	1,211	1,411

Total Revenue	606,975	601,809

Operating Expenses
Direct Store Expenses
Cost of Rental and Fees	112,767	112,468
Cost of Merchandise Sold	44,130	42,067
Cost of Installment Sales	2,423	2,863
Salaries and Other Expenses	338,771	334,041
Franchise Operation Expenses
Cost of Franchise Merchandise Sales	11,556	10,866

	509,647	502,305

General and Administrative Expenses	20,958	19,215
Amortization of Intangibles	886	2,297
Litigation Reversion	—	(8,000)

Total Operating Expenses	531,491	515,817

Operating Profit	75,484	85,992

Interest Income	(1,460)	(1,402)
Interest Expense	13,023	10,868

Earnings before Income Taxes	63,921	76,526

Income Tax Expense	23,593	28,857

NET EARNINGS	40,328	47,669

Preferred Dividends	—	—

Net earnings allocable to common stockholders	$40,328	$47,669

BASIC WEIGHTED AVERAGE SHARES	69,256	74,558

BASIC EARNINGS PER COMMON SHARE	$0.58	$0.64

DILUTED WEIGHTED AVERAGE SHARES	70,250	76,072

DILUTED EARNINGS PER COMMON SHARE	$0.57	$0.63